UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): October 10, 2008

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.04	DEFAULT AND ACCELERATION ON SENIOR DEBT:

The Registrant entered into a Forbearance Agreement and Amendment Number One To Credit Agreement (“Agreement”) dated April 13, 2007 with D.B. Zwirn Special Opportunities Fund, L.P. Under the terms of the Agreement, the Registrant is provided with access to additional funds subject to certain provisions and providing Registrant with relief under certain prior reporting deficiencies with Lenders. The proceeds available as a result of the Amendment were used to fund the Registrant’s ongoing development capital budget and for general corporate purposes.

Registrant received notice from its senior lender that it is deemed to be in default (the “Default Notice”) on its Agreement as a result of the Registrant’s non-payment of amounts when due and other issues. Under the terms of the Default Notice, the Lender intends to declare all of the outstanding amounts due on the outstanding loans in the approximate amount of $12.9 Million in principal, plus accruing interest and any other sums due, on October 24, 2008 and the lender under the above-referenced Agreement intends to exercise some or all of its rights and remedies with respect to the Collateral if said sums are not timely repaid.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Default Notice dated October 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson
Title:	President

Dated: October 15, 2008